Exhibit 99.1

MAM Software Reports Fiscal Second Quarter Results

Delivers Steady Progress; Increases Recurring Revenues to 80% of Total Revenues

BARNSLEY, England, February 15, 2016 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) for its second fiscal quarter ended December 31, 2015:

(In thousands, except share and per share data)	For The Three Months Ended December 31,		For The Six Months Ended December 31,
	2015	2014	2015	2014
Revenues	$7,901	$7,871	$15,896	$16,078
Gross profit	$4,333	$4,662	$8,678	$9,564
Operating income	$758	$1,128	$1,782	$1,940
Income before provision for income taxes	$931	$1,127	$1,945	$1,935
Net income	$738	$925	$1,568	$1,534
Earnings per share attributed to common stockholders – basic	$0.06	$0.07	$0.12	$0.11
Earnings per share attributed to common stockholders – diluted	$0.06	$0.07	$0.12	$0.11
Weighted average shares outstanding – basic	12,907,105	13,423,060	13,150,831	13,310,927
Weighted average shares outstanding – diluted	13,005,870	13,554,977	13,247,978	13,405,524

Michael Jamieson, MAM’s President and Chief Executive Officer commented, “We continue to make progress in transitioning to a cloud-based business model, while simultaneously and effectively managing multiple, large-scale implementations for our customers. During the quarter our recurring revenue grew to an all-time high of 80% of total revenue, reflecting our customers’ enthusiasm for our offerings. Organic revenue growth of 4% was again offset by a significant foreign currency impact from our U.K. business. Despite this, the climate for cloud-based business solutions in the automotive vertical remains positive, as SaaS revenue grew 45% year-over-year and 11% sequentially. Taking everything into account, we are pleased with the progress made during the quarter. The large scale projects that we are focusing on today will help position us for future growth and we remain very excited about the opportunities in front of us.”

Second Quarter Highlights:

●	Revenues were $7.9 million versus $7.9 million for the same period last year. On a constant currency basis, total revenues would have been $8.2 million, or an increase of 4% over the same period last year.

●	Recurring revenues were 80% of total revenues compared to 74% of total revenues for the same period last year.

●	Total Software as a Service (SaaS) revenue increased 45% year-over-year and 11% sequentially.

●	Operating income was $758,000, or 10% of revenues, versus $1.1 million, or 14% of revenues, for the same period last year.

●	Adjusted EBITDA* was $1.3 million, or 16% of revenues, versus $1.5 million, or 19% of revenues, for the same period last year.

●	Net income was $738,000, as compared to $925,000 in the same period last year.

Second Quarter Financial Results:

Revenues were $7.9 million for the quarter ended December 31, 2015, versus $7.9 million for the same period last year, an increase of $30,000.

●	On a constant currency basis, revenue was up 4% over the same period last year.

●	Recurring revenue for the quarter was $6.3 million, or 80% of total revenues, an increase of $470,000 or 8%, over $5.8 million, or 74% of total revenues, for the same period last year. Sequentially, recurring revenue increased $46,000, or 1%, compared to $6.3 million in the fiscal first quarter of 2016. The increase was due to the transition to Software as a Service (SaaS) model.

o	Total Software as a Service (SaaS) revenue for the quarter was $1.7 million, an increase of $528,000, or 45%, year-over-year, and an increase of $163,000, or 11%, sequentially when compared to the fiscal first quarter of 2016. The increase in the SAAS revenue was primarily attributable to a 29% increase in Autowork Online (SaaS) revenue for the quarter to $1,059,000, and an 83% increase in Autopart Online (SaaS) revenue for the quarter to $642,000.

o	Total Data as a Service (DaaS) revenue for the quarter was $2.4 million, an increase of $22,000, or 1%, year over year, but a decrease of $115,000, or 5%, sequentially when compared to the fiscal first quarter of 2016.

Gross profit for the quarter was $4.3 million, or 55% of total revenues, a decrease of $329,000 compared to $4.7 million, or 59% of total revenues, for the same period last year. The decrease in gross profit margins was primarily the result of an increase in lower margin equipment sales in the three months ended December 31, 2015, higher margin special project revenue in the same period last year, and an increase professional services headcount to support growth.

Operating expenses for the quarter increased by $41,000 to $3.6 million, an increase of 1% as compared to the $3.5 million for the same period last year. An increase in research and development expenses from additional resources to support new client developments was offset by lower sales, marketing and administrative expenses.

Operating income for the quarter decreased by $370,000, or 33%, to $758,000, as compared to $1.1 million, for the same period last year.

Other income for the quarter included a $217,000 gain from the settlement of liabilities with certain vendors and net interest expense of $44,000 primarily as a result of borrowings incurred in connection with a tender offer.

Net income for the quarter decreased by $187,000, or 20% to $738,000, or $0.06 per basic and diluted share, compared to net income of $925,000, or $0.07 per basic and diluted share, for the same period last year.

Year-to-Date Highlights

●	Total revenues were $15.9 million, a decrease of 1% compared to $16.1 million in the same period last year. On a constant currency basis, total revenues would have been $16.6 million, or an increase of 3% over the same period last year.

●	Recurring revenues were 79% of total revenues compared to 73% in the same period last year.

●	Total Software as a Service (SaaS) revenue increased 44%.

●	Operating income was $1.8 million, or 11% of revenues, versus $1.9 million, or 12% of revenues, for the same period last year.

●	Adjusted EBITDA* was $2.5 million, or 16% of revenues, versus $2.6 million, or 16% of revenues, for the same period last year.

●	Net income was $1.6 million as compared to $1.5 million in the same period last year.

Second Quarter Year-to-Date Financial Results:

Revenues were $15.9 million for the six months ended December 31, 2015, versus $16.1 million for the same period last year, a decrease of $182,000, or 1%.

●	On a constant currency basis, revenue was up 3% over the same period last year.

●	Recurring revenue for the six months was $12.6 million, or 79% of total revenue, an increase of $764,000, or 6%, over $11.8 million, or 73% of total revenue for the same period last year.

o	Total Software as a Service (SaaS) revenue for the six months was $3.2 million, an increase of $985,000, or 44%, year-over-year. The increase in the SAAS revenue was primarily attributable to a 28% increase in Autowork Online (SaaS) revenue for the six months to $2.0 million, and an 82% increase in Autopart Online (SaaS) revenue for the six months to $1.2 million.

o	Total Data as a Service (DaaS) revenue for the six months was $4.9 million, an increase of $57,000, or 1%, year over year.

Gross profit for the six months ended December 31, 2015 was $8.7 million, or 55% of total revenue, a decrease of $886,000, compared to $9.6 million, or 59% of total revenue, for the same period last year. The decrease in gross profit margins was primarily the result of an increase in lower margin equipment sales in the six months ended December 31, 2015, higher margin special project revenue in the same period last year, and an increase professional services headcount to support growth.

Operating expenses for the six months ended December 31, 2015 decreased by $728,000 to $6.9 million, a decrease of 10% as compared to $7.6 million for the same period last year. The decrease was primarily the result of an increase in the capitalization of payroll costs of engineering personnel, adjustments to the management incentive plan, realignment of the U.S. management structure in 2015, and strategic goal incentives in the first quarter of last year.

Operating income for the six months ended December 31, 2015 decreased by $158,000, or 8%, to $1.8, as compared to $1.9 million, for the same period last year.

Other income for the six months ended December 31, 2015 included a $217,000 gain from the settlement of liabilities with certain vendors and net interest expense of $54,000 primarily as a result of borrowings incurred in connection with a tender offer.

Net income for the six months ended December 31, 2015 increased by $34,000, or 2%, to $1.6 million, or $0.12 per basic and diluted share, compared to net income of $1.5 million, or $0.11 per basic and diluted share, for the same period last year.

Balance Sheet and Other Financial Highlights:

●	The Company finished the quarter with $1.3 million in cash after capital expenditures and capitalized software development costs of $1.4 million and utilizing $4.5 million of cash to fund a portion of the repurchase of 2,000,000 shares of common stock for a total purchase price of $15 million in a public tender offering.

●	As of December 31, 2015, the Company had $10.5 million of debt outstanding under its $12 million credit facility, which was used to fund a portion of the tender offer.

●	Stockholders' equity decreased $14.3 million, or 78%, to $4.1 million as a result of the tender offer.

●	System backlog was $1.9 million, with more than half of this business expected to be fulfilled during the next six months.

●	As of December 31, 2015, MAM Software had 12.4 million shares of common stock outstanding.

“By completing the tender offer of two million shares during the quarter, we demonstrated our commitment to returning capital to our shareholders and better aligned our capital structure in light of the current interest rate environment and the future growth opportunities we believe are before us,” added Brian Callahan, MAM’s Executive Vice President and Chief Financial Officer.

Business Outlook 2016

The Company’s previously announced expectation for fiscal year 2016 Adjusted EBITDA* in the range of $5.8 million to $6.0 million was based on various assumptions including the foreign currency exchange rates. Based largely upon the continuing impact of foreign currency exchange rates, the Company now expects Adjusted EBITDA for fiscal year 2016 to be in the range of $5.0 million to $5.2 million.

Conference Call Information

The Company has scheduled a conference call for Tuesday, February 16, 2016, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

●	Toll-Free: 888-430-8694

●	Toll/International: 719-325-2281

●	UK Toll-Free: 0 800 404 7655

A replay will be available until February March 1, 2016 by calling 877-870-5176 (United States) or 1-858-384-5517 (toll/UK/international). Please use pin number 6564992 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash equity compensation. A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; foreign currency fluctuations; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2015	June 30, 2015
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,260	$6,793
Accounts receivable, net of allowance of $319 and $221, respectively	3,867	4,243
Inventories	284	185
Prepaid expenses and other current assets	1,127	1,722
Total Current Assets	6,538	12,943

Property and Equipment, Net	607	732

Other Assets
Goodwill	9,001	9,202
Amortizable intangible assets, net	917	-
Software development costs, net	4,141	3,010
Other long-term assets	154	34
TOTAL ASSETS	$21,358	$25,921

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,514	$1,978
Accrued expenses and other current liabilities	1,908	2,624
Payroll and other taxes	730	747
Current portion of long-term debt	1,900	-
Current portion of deferred revenue	682	719
Sales tax payable	781	850
Income tax payable	340	356
Total Current Liabilities	7,855	7,274

Long-Term Liabilities
Deferred revenue, net of current portion	42	52
Deferred income taxes	229	58
Long-term debt, net of current portion	8,600	-
Other long-term liabilities	569	140
Total Liabilities	17,295	7,524

Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000,000 shares authorized, 13,224,675 shares issued and 12,434,887 shares outstanding at December 31, 2015, and 15,027,057 shares issued and 14,266,964 shares outstanding at June 30, 2015	1	2
Additional paid-in capital	16,262	31,186
Accumulated other comprehensive loss	(2,057)	(1,241)
Accumulated deficit	(7,769)	(9,337)
Treasury stock at cost, 789,788 shares at December 31, 2015, and 760,093 shares at June 30, 2015	(2,374)	(2,213)
Total Stockholders' Equity	4,063	18,397
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,358	$25,921

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues, net	$7,901	$7,871	$15,896	$16,078
Cost of revenues	3,568	3,209	7,218	6,514
Gross profit	4,333	4,662	8,678	9,564
Operating expenses
Research and development	984	858	1,814	1,881
Sales and marketing	1,040	1,155	2,111	2,315
General and administrative	1,368	1,389	2,635	3,070
Depreciation and amortization	183	132	336	358
Total operating expenses	3,575	3,534	6,896	7,624
Operating income	758	1,128	1,782	1,940
Other income (expense):
Interest expense, net	(44)	(1)	(54)	(5)
Gain on settlement of liabilities	217	-	217	-
Total other income (expense), net	173	(1)	163	(5)
Income before provision for income taxes	931	1,127	1,945	1,935
Provision for income taxes	193	202	377	401
Net income	$738	$925	$1,568	$1,534
Earnings per share attributed to common stockholders:
Basic	$0.06	$0.07	$0.12	$0.11
Diluted	$0.06	$0.07	$0.12	$0.11
Weighted average shares outstanding:
Basic	12,907,105	13,423,060	13,150,831	13,310,927
Diluted	13,005,870	13,554,977	13,247,978	13,405,524
Net income	$738	$925	$1,568	$1,534
Foreign currency translation loss	(211)	(598)	(816)	(1,253)

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Six Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$1,568	$1,534
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	146	80
Depreciation and amortization	336	358
Amortization of debt issuance costs	5	-
Stock based compensation	142	349
Deferred income taxes	(31)	(20)
Changes in assets and liabilities:
Accounts receivable	297	(122)
Inventories	(113)	(78)
Prepaid expenses and other assets	479	(225)
Accounts payable	(412)	(471)
Payroll and other taxes payable	(1)	73
Deferred revenue	(86)	(2)
Accrued expenses and other liabilities	(808)	(866)
Sales tax payable	(57)	(67)
Net cash provided by operating activities	1,465	543

Cash flows from investing activities:
Purchase of property and equipment	(51)	(272)
Business acquisition, net of cash acquired	(453)	-
Capitalized software development costs	(1,345)	(729)
Net cash used in investing activities	(1,849)	(1,001)

Cash flows from financing activities:
Repurchase of common stock for treasury	(161)	(187)
Repurchase of common stock	(15,000)	-
Payment of fees for acquisition of debt	(60)	-
Payment of fees for repurchase of common stock	(118)	-
Proceeds from the credit facility	10,500	-
Net cash used in financing activities	(4,839)	(187)

Effect of exchange rate changes	(310)	(630)

Net change in cash and cash equivalents	(5,533)	(1,275)

Cash and cash equivalents, beginning of period	6,793	7,008
Cash and cash equivalents, end of period	$1,260	$5,733

MAM SOFTWARE GROUP, INC.

Calculation of Adjusted Earnings before Interest, Taxes, Depreciation,

and Amortization (Non-GAAP) (unaudited, includes non-cash compensation)

	For the Three		For the Six		For the Trailing Twelve
	Months Ended December 31,		Months Ended December 31,		Months Ended December 31,
(in thousands)	2015	2014	2015	2014	2015
Net Income (GAAP)	738	$925	$1,568	$1,534	$3,039
Interest expense, net	44	1	54	5	62
Provision for income taxes	193	202	377	401	798
Depreciation and amortization	183	132	336	358	577
Non-cash stock compensation	101	201	142	349	355
Adjusted EBITDA (Non-GAAP)	1,259	$1,461	$2,477	$2,647	$4,831